Exhibit 99.1

For Immediate Release

NR 10-1105

Press Release	Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
Paul.Gennaro@aecom.com

AECOM reports fourth-quarter, full fiscal year 2010 results

Q4 EPS increased 21% year over year and backlog grew 55% to $14.7 billion

•                  Fourth-quarter diluted earnings per share increased 21% year over year to 58 cents.

•                  Net income from continuing operations for the fourth quarter increased 25% year over year to $68 million.

•                  Revenue for the fourth quarter increased 12% year over year to $1.8 billion.

•                  Revenue, net of other direct costs, for the fourth quarter increased 14% year over year to $1.1 billion.

•                  Total backlog at Sept. 30 increased 55% year over year to $14.7 billion.

•                  Diluted earnings-per-share outlook of $2.20 to $2.30 provided for full fiscal year 2011.

LOS ANGELES (Nov. 11, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the fourth quarter and full fiscal year ended Sept. 30, 2010.

AECOM reported net income from continuing operations of $68 million for the fourth quarter and diluted earnings per share (EPS) from continuing operations of 58 cents for the fourth quarter.  This represents an increase of 25% over net income of $54 million for the same period last year and an increase of 21% over diluted earnings per share of 48 cents for the same period last year.

Fourth-quarter revenue was $1.8 billion, a 12% increase from the fourth quarter of fiscal year 2009.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  Fourth-quarter revenue, net of other direct costs, was $1.1 billion, representing a 14% increase over the same period last year.  Organic revenue, net of other direct costs, for the fourth quarter increased 3.8% year over year.

For the full fiscal year 2010, AECOM reported net income from continuing operations of $237 million and diluted EPS from continuing operations of $2.05.  This represents an increase of 27% over net income of $187 million for the same period last year and an increase of 21% over diluted EPS of $1.70 for the same period last year.

For fiscal year 2010, the company’s revenue, net of other direct costs, increased 10% to $4.2 billion, while gross revenue for fiscal year 2010 was $6.5 billion — 7% higher than fiscal year 2009.

“2010 was a year of many noteworthy achievements for AECOM,” said John M. Dionisio, AECOM president and chief executive officer. “We furthered our strategy of diversification with the completion of five strategic acquisitions, and we continued to win work on the most prestigious projects around the world.

“During the fourth quarter, we won more than $2 billion in new work across our geographies and end markets,” Dionisio said. “We are poised for continued forward momentum in 2011 and beyond with our balanced business model, global platform of integrated services and focus on high growth end markets and geographies.”

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the fourth quarter of fiscal year 2010, the PTS segment reported revenue of $1.5 billion and operating income of $120 million.  This represents an increase of 15% from revenue of $1.3 billion for the same period last year and an increase of 32% over operating income of $91 million for the same period last year.  For the full year, the PTS segment reported revenue of $5.4 billion and operating income of $399 million.  This represents an increase of 7% over revenue of $5.1 billion for the same period last year and an increase of 23% over operating income of $325 million for the same period last year.

PTS revenue, net of other direct costs, increased 11% for the fourth quarter of fiscal year 2010, to $1.0 billion.  For the full fiscal year 2010, PTS revenue, net of other direct costs, increased 8% to $3.8 billion.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the fourth quarter of fiscal year 2010, the MSS segment reported revenue of $294 million and operating income of $12 million.  Revenues were unchanged from the same period last year, while operating income increased 17% from $10 million in the same period last year.  For the full year, the MSS segment reported revenue of $1.2 billion and operating income of $52 million.  This represents an increase of 9% over revenue of $1.1 billion for the same period last year and an increase of 8% over operating income of $48 million for the same period last year.

MSS revenue, net of other direct costs, increased 50% for the fourth quarter of fiscal year 2010, to $105 million.  For the full fiscal year 2010, MSS revenue, net of other direct costs, increased 45% to $366 million.

Balance Sheet

As of Sept. 30, 2010, AECOM had $613 million of total cash and cash equivalents, $931 million of debt and $600 million in committed bank facilities with $542 million in unused capacity.  Cash flow from operations decreased by 31% to $159 million for the year ended Sept. 30, 2010.

Backlog

AECOM announced total backlog of $14.7 billion at Sept. 30, 2010, a 55% increase year over year and a 52% increase over the backlog balance at June 30, 2010.  Excluding backlog obtained through acquisitions, total backlog increased 4% over the backlog balance at June 30, 2010.

Outlook

“Our solid execution in FY10 resulted in year-over-year earnings growth of 21%,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “We closed the year with improving organic growth, increased operating margins, record backlog of $14.7 billion, and a strong balance sheet to fund future growth.  We are excited about the opportunities that we see ahead for AECOM as we complete the integration of our recent acquisitions and continue to pursue new opportunities around the globe.”

Based on the strength of its diversified business model, AECOM expects diluted earnings per share results for fiscal year 2011 to be in the range of $2.20 to $2.30.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Those wishing to dial in to the call via telephone can do so by dialing (866) 804-6924 or (857) 350-1670 and entering the passcode 50717383.  Interested parties also can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 51,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.5 billion during its fiscal year 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenue	$1,828,658	$1,627,490	$6,545,791	$6,119,465
Other direct costs	699,735	636,207	2,340,014	2,300,496
Revenue, net of other direct costs (non-GAAP)	1,128,923	991,283	4,205,777	3,818,969
Cost of revenue, net of other direct costs	1,004,589	896,137	3,775,506	3,467,766
Gross profit	124,334	95,146	430,271	351,203

Equity in earnings of joint ventures	7,217	5,764	20,987	22,557
General and administrative expenses	32,373	25,646	110,463	86,894
Income from operations	99,178	75,264	340,795	286,866

Other income (expense)	6,970	4,671	10,250	1,713
Interest income (expense), net	(5,442)	(2,557)	(9,928)	(10,691)
Income from continuing operations before income tax expense	100,706	77,378	341,117	277,888

Income tax expense	31,518	19,924	91,696	77,002

Income from continuing operations	69,188	57,454	249,421	200,886

Discontinued operations, net of tax	—	182	(77)	2,992

Net Income	69,188	57,636	249,344	203,878

Non-controlling interest in income of consolidated subsidiaries, net of tax	(1,414)	(3,364)	(12,457)	(14,182)

Net income attributable to AECOM	$67,774	$54,272	$236,887	$189,696

Net income allocation:
Preferred stock dividend	$22	$34	$126	$139
Net income available for common stockholders	67,752	54,238	236,761	189,557
Net income attributable to AECOM	$67,774	$54,272	$236,887	$189,696

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.58	$0.49	$2.07	$1.73
Discontinued operations	—	—	—	0.03
	$0.58	$0.49	$2.07	$1.76

Diluted
Continuing operations	$0.58	$0.48	$2.05	$1.70
Discontinued operations	—	—	—	0.03
	$0.58	$0.48	$2.05	$1.73

Weighted average shares outstanding:
Basic	115,881	111,145	114,344	108,003
Diluted	116,690	112,542	115,463	109,706

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	September 30, 2010	September 30, 2009
Balance Sheet Information:
Cash and cash equivalents	$612,857	$290,777
Working capital	1,094,239	657,796
Working capital, net of cash and cash equivalents	481,382	367,019
Total debt	931,127	171,209
Total assets	5,242,909	3,789,881
Total stockholders’ equity	2,090,012	1,729,718

	Twelve Months Ended
	September 30, 2010	September 30, 2009
Cash Flow Information:
Net cash provided by operating activities	$158,635	$228,640

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended September 30, 2010
Revenue	$1,534,539	$294,119	$—	$1,828,658
Other direct costs	510,188	189,547	—	699,735
Revenue, net of other direct costs (non-GAAP)	1,024,351	104,572	—	1,128,923
Cost of revenue, net of other direct costs	907,567	97,022	—	1,004,589
Gross profit	116,784	7,550	—	124,334
Equity in earnings of joint ventures	2,957	4,260	—	7,217
General and administrative expenses	—	—	32,373	32,373
Income from operations	$119,741	$11,810	$(32,373)	$99,178

Gross profit as a % of revenue	7.6%	2.6%	—	6.8%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	11.4%	7.2%	—	11.0%

Three Months Ended September 30, 2009
Revenue	$1,333,168	$294,322	$—	$1,627,490
Other direct costs	411,747	224,460	—	636,207
Revenue, net of other direct costs (non-GAAP)	921,421	69,862	—	991,283
Cost of revenue, net of other direct costs	833,273	62,864	—	896,137
Gross profit	88,148	6,998	—	95,146
Equity in earnings of joint ventures	2,682	3,082	—	5,764
General and administrative expenses	—	—	25,646	25,646
Income from operations	$90,830	$10,080	$(25,646)	$75,264

Gross profit as a % of revenue	6.6%	2.4%	—	5.8%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.6%	10.0%	—	9.6%

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Twelve Months Ended September 30, 2010
Revenue	$5,393,729	$1,152,062	$—	$6,545,791
Other direct costs	1,554,420	785,594	—	2,340,014
Revenue, net of other direct costs (non-GAAP)	3,839,309	366,468	—	4,205,777
Cost of revenue, net of other direct costs	3,449,486	326,020	—	3,775,506
Gross profit	389,823	40,448	—	430,271
Equity in earnings of joint ventures	9,484	11,503	—	20,987
General and administrative expenses	—	—	110,463	110,463
Income from operations	$399,307	$51,951	$(110,463)	$340,795

Gross profit as a % of revenue	7.2%	3.5%	—	6.6%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	10.2%	11.0%	—	10.2%

Segment assets	4,479,413	734,824	28,672	5,242,909

Contracted backlog	$6,130,587	$670,999	$—	$6,801,586
Awarded backlog	6,349,047	1,569,319	—	7,918,366
Total Backlog	$12,479,634	$2,240,318	$—	$14,719,952

Twelve Months Ended September 30, 2009
Revenue	$5,057,688	$1,061,777	$—	$6,119,465
Other direct costs	1,492,207	808,289	—	2,300,496
Revenue, net of other direct costs (non-GAAP)	3,565,481	253,488	—	3,818,969
Cost of revenue, net of other direct costs	3,252,533	215,233	—	3,467,766
Gross profit	312,948	38,255	—	351,203
Equity in earnings of joint ventures	12,465	10,092	—	22,557
General and administrative expenses	—	—	86,894	86,894
Income from operations	$325,413	$48,347	$(86,894)	$286,866

Gross profit as a % of revenue	6.2%	3.6%	—	5.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.8%	15.1%	—	9.2%

Segment assets	3,537,342	266,328	(13,789)	3,789,881

Contracted backlog	$4,896,699	$458,920	$—	$5,355,619
Awarded backlog	3,748,001	380,789	—	4,128,790
Total Backlog	$8,644,700	$839,709	$—	$9,484,409

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